    As filed with the Securities and Exchange Commission on April 9, 1997
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               __________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               __________________

                        VITALINK PHARMACY SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                              37-0903482
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                             1250 EAST DIEHL ROAD
                          NAPERVILLE, ILLINOIS  60563
                                (630) 245-4800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              ___________________

                          ROBERT W. HORNER III, ESQ.
                       VITALINK PHARMACY SERVICES, INC.
                         ONE RAVINIA DRIVE, SUITE 1240
                            ATLANTA, GEORGIA 30346
                                (770) 677-7915
(Name, Address, Including Zip Code, and Telephone Number of Agent for Service)

                              __________________

                         COPIES OF COMMUNICATIONS TO:
                            RICHARD H. MILLER, ESQ.
                    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                          191 PEACHTREE STREET, N.E.
                                SIXTEENTH FLOOR
                            ATLANTA, GEORGIA  30303
                                (404) 572-6600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              __________________

                                             CALCULATION OF REGISTRATION FEE
 =================================================================================================================================
       Title of Securities               Amount to be          Proposed Maximum           Proposed Maximum           Amount of
        to be Registered                  Registered       Aggregate Offering Price      Aggregate Offering      Registration Fee
                                                                Per Share/(1)/               Price /(1)/
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per
 share ..........................      1,494,500 shares           $ 19.00                    $ 28,395,500            $ 8,605
==================================================================================================================================

/(1)/ The registration fee has been calculated based upon the average of the high and low prices of the Registrant's Common Stock on April 4, 1997, as reported on the New York Stock Exchange.

                              __________________
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS                           SUBJECT TO COMPLETION DATED APRIL 9, 1997



                       VITALINK PHARMACY SERVICES, INC.
                                 COMMON STOCK
                                 ____________


     This prospectus (this "Prospectus") relates to (i) the issuance of up to 917,759 shares (the "Option Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Vitalink Pharmacy Services, Inc. ("Vitalink" or the "Company") underlying outstanding options to purchase Common Stock of the Company, (ii) the resale of up to 190,483 Option Shares (the "Resale Option Shares") issuable to the Selling Shareholders named herein (the "Selling Shareholders") and (iii) the resale of up to 576,741 shares of Common Stock held by the Selling Shareholders (the "Merger Shares," collectively with the Resale Option Shares, the "Resale Shares" and collectively with the Option Shares, the "Shares").

     Effective February 12, 1997, the Company acquired the institutional pharmacy business of GranCare, Inc., a California corporation ("GranCare") through the merger (the "Merger") of GranCare with and into the Company, with the Company surviving the Merger. In connection with the Merger, the Company assumed the options (as adjusted) pursuant to which the Option Shares are issuable and issued the Merger Shares. See "Recent Developments".

     The Company will receive proceeds upon the payment of the exercise price for the issuance of the Option Shares. The Resale Shares, when sold, will be sold by and for the account of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol VTK. On April 4, 1997, the last sale price for the Common Stock as reported on the NYSE was $19 per share.

     All expenses relating to the distribution of the Shares shall be borne by the Company, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Shareholders. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                               __________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


                               __________________

     The Company has been advised by the Selling Shareholders that the Selling Shareholders, acting as principals for their own accounts, directly, through agents designated from time to time, or to or through dealers or underwriters also to be designated, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Shareholders from the sale of the Shares sold by the Selling Shareholders pursuant to this Prospectus will be the purchase price of such shares less any commissions. See "Plan of Distribution."

     The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                               __________________

         THIS DATE OF THIS PROSPECTUS IS _____________________, 1997.

                             AVAILABLE INFORMATION

     Vitalink is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Vitalink Common Stock is listed on the NYSE. Such reports, proxy statements and other materials can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Such reports, proxy statements and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (http:/www.sec.gov).

     Vitalink has filed with the Commission the Registration Statement under the Securities Act with respect to the Vitalink Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

     For further information, reference is made to the Registration Statement and to the exhibits relating thereto, which can be inspected at the public reference offices of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference.

     1. The Company's Prospectus dated January 8, 1997 filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (Reg. No. 333-19097).

     2. The Company's Annual Report on Form 10-K for the year ended May 31, 1996 and Forms 10-K/A filed with the Commission on December 23, 1996 (File No. 1-0-19820).

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996 (File No. 1-0-19820).

     4. The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996 (File No. 1-0-19820).

     5. The Company's Current Report on Form 8-K, dated February 12, 1997 (File No. 1-0-19820).

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered. Requests for such copies shall be made to Vitalink Pharmacy Services, Inc., One Ravinia Drive, Suite 1240, Atlanta, Georgia 30346, Attn: Secretary, telephone number (770) 677-7915.

                            ________________________


     This Prospectus, including the information incorporated by reference herein, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and is subject to the safe-harbor created by such sections. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein.

                                  THE COMPANY

     Vitalink provides institutional pharmacy services to nursing facilities and other institutions. Vitalink presently operates 56 institutional pharmacies and four regional infusion pharmacies, which specialize in pharmaceutical dispensing of individual medications, pharmacy consulting (drug regimen review of potential medication interaction as well as regulatory compliance with medication and administration guidelines) and infusion therapy products. Vitalink, through its subsidiary, Vitalink Infusion Services, Inc., provides parenteral and enteral nutrition products to patients who qualify under Medicare Part B and bills directly for these products.

                              RECENT DEVELOPMENTS

     Effective February 12, 1997, Vitalink acquired GranCare through the Merger of GranCare with and into Vitalink, with Vitalink surviving the Merger. In order to facilitate the Merger, GranCare's skilled nursing, home healthcare, assisted living and contract management businesses and related assets (the "Skilled Nursing Business") were transferred to New GranCare, Inc. ("New GranCare"), a wholly-owned subsidiary of GranCare, and all of the issued and outstanding common stock of New GranCare was distributed to the shareholders of GranCare (the "Distribution" and together with the Merger, the "Transactions"). GranCare's only remaining business, its institutional pharmacy business, was acquired by Vitalink in the Merger and is operated by TeamCare, Inc. ("TeamCare"), a wholly owned subsidiary of the Company. As a consequence of the Merger, each GranCare shareholder received 0.478 of a share of Vitalink Common Stock for each share of GranCare common stock owned as of the effective time of the Merger. Vitalink also assumed certain items of GranCare's consolidated indebtedness, including existing long-term indebtedness of GranCare associated with the operation of its institutional pharmacy business (approximately $8.5 million at December 31, 1996). In addition, Vitalink incurred indebtedness under a $200 million revolving credit facility executed prior to the effective time of the Merger among Vitalink, certain of its subsidiaries and The Chase Manhattan Bank, as agent, and the lenders party thereto (the "Vitalink Credit Facility") to finance the repurchase of $98.2 million aggregate principal amount of GranCare's 9.38% Senior Subordinated Notes due 2005 (the "Senior Subordinated Notes"); currently approximately $1.8 million principal amount of Senior Subordinated Notes remains outstanding which has been assumed by Vitalink.

     As a consequence of the Distribution, each holder of options (the "GranCare Options") to purchase shares of GranCare common stock received options (the "New GranCare Options") to purchase such number of shares of New GranCare Common Stock as was equal to the number of shares of GranCare common stock subject to GranCare Options held by such holder as of the Distribution record date. The exercise prices of all GranCare Options were allocated between the New GranCare Options issued in respect of such GranCare Options and the existing GranCare Options pursuant to a formula. As a result of the application of such formula, approximately 38.4% of the exercise price of each GranCare Option was allocated to, and became the exercise price of, each New GranCare Option, and approximately 61.6% of such exercise price was allocated to and became the exercise price of each existing GranCare Option (the "Adjusted GranCare Options"). The terms and conditions of the New GranCare Options were the same as the terms of the GranCare Options prior to the Distribution Period.

     By virtue of the Merger, each Adjusted GranCare Option outstanding under a GranCare employee benefit plan immediately prior to the Merger, whether or not exercisable, was assumed by Vitalink in such manner that each such option was exercisable under the same terms and conditions as under the applicable GranCare employee benefit plan and the applicable option agreement issued thereunder, except that (i) each such option became exercisable for that number of shares of Vitalink Common Stock into which the number of shares of GranCare common stock subject to such option immediately prior to the Merger would be converted as described above if such option were exercised prior to the Merger, and (ii) the option price per share of Vitalink common stock determined after giving effect to the Adjusted GranCare Options as described in the preceding paragraph became an amount equal to such adjusted option price per share of GranCare common stock subject to such option in effect immediately prior to the Merger divided by 0.478 (the "Exchange Ratio").


                                  RISK FACTORS

     In addition to the other information included or incorporated by reference in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

DEPENDENCE ON KEY CUSTOMERS

     Under various master agreements with Manor Care, Inc. ("Manor Care"), Vitalink may at its option provide pharmaceutical, consulting and infusion therapy products and services to any and all nursing facilities owned or licensed by Manor Care through May 2001 in accordance with the terms of the agreements and subject to each individual patient's right to designate his or her own pharmacy or infusion therapy provider (the "Master Agreements"). Each individual pharmacy service agreement entered into pursuant to the Master Agreements, however, may be limited or terminated under certain circumstances, including the disposition of any nursing facilities by Manor Care.

     Under certain pharmaceutical supply agreements between New GranCare (as the successor to GranCare's obligations under the agreements) and TeamCare (the "Pharmaceutical Supply Agreements"), New GranCare has agreed to purchase for use at substantially all of its facilities all of its pharmaceutical supplies and related goods from TeamCare. The terms of the Pharmaceutical Supply Agreements are for five years. Such agreements are terminable only upon a material breach by TeamCare and a failure to cure such breach within 30 days of receipt of notice. However, New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of New GranCare to Health and Retirement Properties Trust ("HRPT") is in effect, New GranCare will not terminate any of the Pharmaceutical Supply Agreements. Accordingly, it is anticipated that the Pharmaceutical Supply Agreements may extend through December 31, 2010, the date when all present New GranCare obligations to HRPT will be satisfied. However, there can be no assurance that the Pharmaceutical Supply Agreements will not be earlier terminated following an early termination of Vitalink's limited guaranty or otherwise.

     Net revenues from Manor Care and its patients (including revenues pursuant to government reimbursement programs) accounted for approximately 48%, 49% and 47% of total net revenues of Vitalink in fiscal 1996, 1995 and 1994, respectively. On a pro forma basis, after giving effect to the Transactions, net revenues from Manor Care and from New GranCare would have accounted for approximately 31% of total combined revenues of Vitalink and TeamCare for the year ended May 31, 1996. Consequently, a material loss of business from Manor Care or New GranCare would have a material adverse effect on Vitalink.

ASSUMPTION OF INDEBTEDNESS BY VITALINK AND RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     Prior to the Merger, Vitalink's cash requirements were provided by operating activities and proceeds from the initial public offering in March 1992. As a result, Vitalink has effectively had no third party indebtedness. Upon the consummation of the Merger, Vitalink assumed approximately $8.5 million of GranCare's debt (consisting of approximately $10.9 million of long-term debt plus current maturities at December 31, 1996 less approximately $2.4 million of TeamCare debt retired by GranCare prior to the Merger pursuant to the terms of the Distribution Agreement) and refinanced or assumed $100 million of the indebtedness represented by the Senior Subordinated Notes with proceeds from the new $200 million Vitalink Credit Facility. The Vitalink Credit Facility contains certain covenants that restrict, among other things, Vitalink's ability to incur additional indebtedness, incur liens, make investments, pay dividends or make certain other restricted payments or consummate mergers, acquisitions or asset sales. In addition, the Vitalink Credit Facility also requires Vitalink to comply with certain financial ratios and tests, under which Vitalink is required to achieve certain financial and operating results. Vitalink's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In addition, Vitalink's increased leverage could have the following important consequences to holders of Vitalink Common Stock: (i) the cost of obtaining future financing may be increased and the ability to obtain such financing may be impaired, (ii) a significant portion of Vitalink's earnings may be dedicated to paying interest on its indebtedness, thereby potentially decreasing Vitalink's operational flexibility, (iii) Vitalink will be exposed to interest rate fluctuations and
(iv) the covenants may limit Vitalink's financial flexibility, including its ability to consummate acquisitions. Also, in order to obtain a third party consent to HRPT, a creditor and landlord of GranCare, that was required in connection with the Distribution and the Merger, Vitalink paid a Consent Fee of $10.0 million, which was reimbursed by New GranCare immediately following the consummation of the Distribution and the Merger. Vitalink also entered into a limited guaranty of obligations of New GranCare to HRPT. To support Vitalink's guaranty of New GranCare's obligations, New GranCare provided an irrevocable letter of credit payable to Vitalink in the event Vitalink makes any payments under the limited guaranty.

SIGNIFICANT MANOR CARE OWNERSHIP

     Manor Care owns approximately 45% of the outstanding Vitalink Common Stock and is therefore able to exert substantial control over Vitalink. Pursuant to the terms of the Merger Agreement, Manor Care entered into a Shareholders Agreement with Vitalink pursuant to which Manor Care agreed, among other things, that (i) for a period of three years from the date of consummation of the Merger, the Board will consist of eight directors and (ii) Manor Care for a three-year period will vote its shares of Vitalink Common Stock in favor of the election of Gene E. Burleson, Joel S. Kanter, Robert L. Parker and Gary U. Rolle (the "GranCare Nominees"), or any successor to any such director designated by a majority of the then remaining GranCare Nominees, as Vitalink directors. The remaining four Vitalink directors are affiliates of Manor Care.

     In addition, Vitalink has entered into certain agreements with Manor Care, including (i) an Administrative Services Agreement, pursuant to which Manor Care provides Vitalink with certain administrative services and (ii) the Master Agreements referred to above, pursuant to which Vitalink provides institutional pharmacy services to Manor Care. See "Dependence on Key Customers" above.
Under the terms of the Administrative Services Agreement, Manor Care charges Vitalink on a favorable marginal cost basis for the services it provides to Vitalink. It is anticipated that the Administrative Services Agreement will be terminated within one year following the Merger and there can be no assurance that Vitalink will be able to replace such services either internally or from third parties on an equally favorable basis. The Master Agreements are of a significantly longer term and have higher consulting fees than comparable agreements Vitalink has with non-affiliated third parties. Although Vitalink intends to continue to operate under the Master Agreements, future agreements for the provision of pharmacy services to Manor Care may contain terms comparable to those that Vitalink could obtain from third parties in an arms-length transaction. There can be no assurance that termination of the existing Master Agreements or the terms of such future agreements would not have an adverse effect on Vitalink's results of operations.

SHARES OF VITALINK COMMON STOCK ELIGIBLE FOR SALE BY MANOR CARE

     Although Manor Care has no present intent to dispose of any of its shares of Vitalink Common Stock, Manor Care in the future may, subject to the Shareholders Agreement, seek to effect such a disposition through a public offering or a private sale to a third party or otherwise. If Manor Care should dispose of all or a substantial amount of its Vitalink Common Stock, the prevailing market price of the Vitalink Common Stock could be adversely affected. Under the Shareholders Agreement, Manor Care and Vitalink agree that for a period of three years after the Merger, Manor Care will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Vitalink Common Stock in a public offering, without the prior written consent of a majority of the GranCare Nominees. The Shareholders Agreement also provides that Manor Care will not, for a period of three years, transfer an amount of shares of Vitalink Common Stock that equals more than 10% of the outstanding Vitalink Common Stock to any "person or group" (as such terms are defined in the Section 13(d) and the relevant rules promulgated under the Exchange Act or any successor provision) (a "Transferee") unless immediately prior to such transfer such Transferee shall have agreed to be bound by the terms of the Shareholders Agreement. Private sales by Manor Care to a Transferee of a number of shares of Vitalink Common Stock that is less than 10% of the then total amount of outstanding shares of Vitalink Common Stock will not result in the Transferee being required to be bound by the terms of the Shareholders Agreement. Additionally, during such three-year period, Manor Care may sell Vitalink Common Stock in the public market to the extent permitted by the volume and manner of sale provisions of Rule 144 promulgated under the Securities Act.

UNCERTAINTY ASSOCIATED WITH GOVERNMENT REGULATION AND REIMBURSEMENT

     Vitalink is subject to extensive federal, state and local regulations and its pharmacies are required to be licensed by the states in which they are located. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued expansion of Vitalink's business and could prevent it from offering its existing services to patients. Vitalink cannot predict the extent to which it may be affected by legislative and other regulatory developments concerning its pharmacies and the health care field generally. In addition, the long-term care facilities that contract for services with Vitalink and TeamCare are also subject to federal, state and local regulations and are required to be licensed by the states in which they are located. The failure of these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of Vitalink's ability to provide pharmacy services to their residents.

     In addition, the products and services provided by Vitalink are reimbursed in part by third parties such as Medicare and Medicaid. See "Dependence on Reimbursement by Third-Party Payors" below. For the year ended May 31, 1996, approximately 35% of Vitalink's pharmacy service billings were paid by Medicare Part B and Medicaid and 65% were paid by private individuals, long-term care facilities that were in part reimbursed by Medicare, and other third party payors. Reimbursements for Vitalink's products and services from Medicare and Medicaid are regulated and in some cases limited, including with respect to reimbursements for services and products provided to affiliates of Vitalink, such as Manor Care. Changes in the Medicare and Medicaid programs, regulations, reimbursement procedures or interpretations of existing programs, regulations or reimbursement procedures, including changes intended to limit or decrease the growth of Medicare and Medicaid expenditures, or a failure by Vitalink and/or its employees to comply with applicable reimbursement regulations, could adversely affect Vitalink's business. See "Uncertainty Associated with Health Care Reform" below.

     Various federal and state laws provide nursing facility patients with the freedom to choose their own pharmacy provider. Vitalink markets its services primarily to nursing facilities and acts as the pharmacy provider to the patients in such facilities who do not otherwise choose their own provider. Such patients currently represent an aggregate of over 90% of the patients in the facilities with which Vitalink contracts. There can be no assurance that increases in the percentage of patients choosing their own provider or changes in laws permitting patients to choose their own pharmacy provider will not adversely affect Vitalink's business.

UNCERTAINTY ASSOCIATED WITH HEALTH CARE REFORM

     Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Although comprehensive health care reform legislation, including legislation that would impact Medicare or Medicaid, has not yet been implemented, pressures to contain costs and initiatives by the current administration, Congress and various other groups have impacted the health care delivery system and may continue to do so for the foreseeable future. In November 1995, Congress passed the 1995 Balanced Budget Act providing for, among other things, the reshaping of the Medicare and Medicaid programs. In December 1995, President Clinton vetoed the 1995 Balanced Budget Act and proposed alternative Medicare and Medicaid legislation. Each of the legislative proposals offered by President Clinton and Congress provide for significant reductions in the overall growth rate of Medicare and Medicaid spending. There is active debate concerning this proposed legislation and the form of any final legislation signed into law could differ significantly from current proposals. The impact of currently proposed legislation on Vitalink is not readily determinable. However, in its currently proposed form, such legislation could have a material adverse effect on Vitalink's future financial position, results of operations and cash flows.

     In addition, several states are considering various health care reforms, including reforms through Medicaid managed care demonstration projects. Several states in which Vitalink or TeamCare operate have applied for, or received, approval from the U.S. Department of Health and Human Services for waivers from certain Medicaid requirements that are generally required for such managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities and institutional pharmacy services, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitalized rates. It is not possible to predict which reforms of the health care system will be adopted and the effect, if any, the reforms will have on Vitalink's business.

COMPETITION

     The long-term care industry is highly competitive. Vitalink's competitive position varies from facility to facility, from community to community and from state to state. Vitalink's operations compete with services provided by numerous local, regional and national institutional pharmacies, as well as the pharmacy operations owned by long-term care providers other than Manor Care. A number of these competitors are larger or have greater financial resources than Vitalink. Vitalink also competes with other institutional pharmacies in the acquisition and development of additional pharmacies. There can be no assurance that Vitalink will not encounter increased competition which could adversely affect its business, results of operations or financial condition. See "Dependence on Acquisitions for Growth" below.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS

     In the past five years, Vitalink has made nine acquisitions of institutional pharmacy businesses. The successful integration of all of such acquisitions into Vitalink's operations is critical to Vitalink's future performance. Potential obstacles to successful integration include, but are not limited to: (i) cost containment measures; (ii) elimination of redundancies at the corporate and field level; (iii) consolidation of financial and managerial reporting functions; (iv) coordination of field managerial activities with corporate management; (v) achievement of purchasing efficiencies; (vi) retention and expansion of the customer base so acquired; (vii) rollout of new products and services to new customers; and (viii) the addition and integration of key personnel. There can be no assurance that TeamCare or any other past or future acquisitions will be integrated successfully into Vitalink's operations or will not have a material adverse effect upon Vitalink's results of operations, financial condition or prospects. Although Vitalink conducts due diligence in connection with potential acquisitions and attempts to identify and reject those acquisitions that do not meet Vitalink's operational objectives, there can be no assurance that the Merger or any other acquisition will result in net sales or earnings levels that would justify Vitalink's investment therein or the expenses related thereto or that operational synergies will develop as projected.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     A significant component of Vitalink's historical growth has come through acquisitions of institutional pharmacy companies, and the success of Vitalink's growth strategy is dependent on its ability to consummate additional acquisitions. Vitalink will compete for acquisition candidates with buyers who may have greater financial and other resources than Vitalink and may be able to pay higher acquisition prices than Vitalink. No assurance can be given that Vitalink will be able to identify suitable acquisition candidates or to consummate desired acquisitions on terms acceptable to Vitalink. To the extent that Vitalink is unable to acquire institutional pharmacy companies, or to integrate such acquisitions successfully, its ability to expand its business may be impaired.


DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     Vitalink derives, directly or indirectly, a majority of its net sales from government-sponsored reimbursement programs. Vitalink's net sales and profitability are, and will continue to be, affected by the efforts of all payors to contain or reduce the cost of health care by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of service and negotiating reduced contract pricing. Any changes in reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could have a material adverse effect on Vitalink's results of operations, financial condition and prospects. Changes in the mix of patients among Medicare, Medicaid and various private pay sources may also adversely affect Vitalink's results of operations.

RISKS ASSOCIATED WITH INCREASING ROLE OF MANAGED CARE

     Although managed care has not been a significant source of revenue for Vitalink in the past, as managed care assumes an increasingly significant role in the health care industry, Vitalink's future success will, in part, be dependent on obtaining and retaining managed care contracts. Competition for such contracts is intense and, in most cases, will require Vitalink to compete based on, among other factors, breadth of services offered, pricing, ability to track and report patient outcomes, cost data, and its ability to provide value-added pharmacy consulting services. In addition, reimbursement rates under managed care contracts typically are significantly lower than those paid by other private third party payors. Although Vitalink has been successful in the past in obtaining terms that are favorable to Vitalink, there can be no assurance that Vitalink will retain or obtain such managed care contracts in the future.


                                USE OF PROCEEDS

     The net proceeds received by the Company in payment of the exercise price for the Option Shares will be used for working capital and general corporate purposes. The Resale Shares offered hereby are being offered for the accounts of the respective Selling Shareholders. The Company will receive no proceeds from the sale of the Resale Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The Selling Shareholders are persons who were affiliates of GranCare at the time the Merger was submitted for approval by the shareholders of GranCare and therefore are subject to the provisions of Rule 145(c) under the Securities Act. The following table sets forth certain information regarding the ownership of the Common Stock by each of the Selling Shareholders. Unless otherwise indicated, each of the Selling Shareholders has sole voting and investment power with respect to such shares. The Resale Shares offered hereby represent the Merger Shares issued in the Merger and the Resale Option Shares issuable upon the exercise of options assumed in connection with the Merger. Because the Selling Shareholders may offer all or some of the Resale Shares beneficially owned by them pursuant to this Prospectus, no estimate can be given regarding the number of shares of Common Stock that will be held by the Selling Shareholders upon the completion of the offering.

                                      NUMBER OF SHARES
                                    BENEFICIALLY OWNED AS
                                      OF MARCH 29, 1997
                         ------------------------------------------
NAME OF SELLING                                      PERCENTAGE         NUMBER OF SHARES
SHAREHOLDER              NUMBER OF SHARES           OUTSTANDING          OFFERED HEREBY
-----------              ----------------           -----------          --------------
Gene E. Burleson/(1)/        416,845                   2.5%                 416,845
William G. Petty/(2)/        350,379                   2.1%                350,379

___________________

/(1)/ Includes 275,950 Merger Shares and 140,895 Option Shares.

/(2)/ Includes 300,791 Merger Shares and 49,588 Option Shares. The 300,791
      Merger Shares include (i) 220,296 shares held by a trust of which Mr. Petty is a beneficiary and (ii) 80,070 shares owned by Mr. Petty's wife, over which Mr. Petty has shared voting and investment power. Mr. Petty disclaims beneficial ownership of such shares.


     Gene E. Burleson has served as Chief Executive Officer and a Director of Vitalink since the effective time of the Merger on February 12, 1997 (the "Effective Time"). He has also served as Chairman of the Board since January 1994 and President and Chief Executive Officer of GranCare through the Effective Time.

     William G. Petty was a director of GranCare since GranCare's merger with Evergreen Healthcare Inc. in July 1995 through the Effective Time.

                              PLAN OF DISTRIBUTION

     The Resale Shares offered hereby are being offered by the respective Selling Shareholders. The Company will receive no proceeds from the sale of any of the Resale Shares by the Selling Shareholders. The sale of the Resale Shares may be effected by the Selling Shareholders from time to time in transactions in the over-the-counter market, on the NYSE on other exchanges on which the Resale Shares may be listed, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the number of Resale Shares to be sold, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Shareholders from the sale of the Resale Shares sold by the Selling Shareholders hereby will be the purchase price of such Resale Shares less any broker's commissions. In order to comply with the securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents, or underwriters and any profit on their sale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution.
In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Common Stock by the Selling Shareholders.


                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the Shares offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

================================================================================


     No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.



                       VITALINK PHARMACY SERVICES, INC.


                                 COMMON STOCK



                       ________________________________

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information.....................................................   3
Incorporation of Certain Documents by Reference...........................   4
The Company...............................................................   5
Recent Developments.......................................................   5
Risk Factors..............................................................   6
Use of Proceeds...........................................................  11
Selling Shareholders......................................................  12
Plan of Distribution......................................................  13
Legal Matters.............................................................  13
Experts...................................................................  14



                       ________________________________

                                  PROSPECTUS

                       ________________________________



                             Dated April ___, 1997


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     It is estimated that Vitalink Pharmacy Services, Inc. (the "Company") will incur the following expenses in connection with the offering of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee, and all of said amounts will be paid by the Company.

     Registration Fee - Securities and Exchange Commission....  $ 8,605
     Blue Sky fees and expenses...............................    1,000
     Accounting fees and expenses.............................    5,000
     Legal fees and expenses..................................   10,000
     Printing.................................................    1,000
     Miscellaneous Expenses...................................      395
                                                                =======
          Total...............................................  $26,000
                                                                =======

Item 15.  Indemnification of Directors and Officers.

     Vitalink is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

     Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Nine of the Restated Certificate of Incorporation of Vitalink provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL, and provides that Vitalink shall indemnify its directors and officers to the full extent permitted by Section 145 of the DGCL.

     Vitalink maintains at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

Item 16.  Exhibits.

Exhibit
 No.   Description
-----  -----------

2.1 Agreement and Plan of Merger, dated as of September 3, 1996 (as amended), between the Company and GranCare, Inc. (filed as Annex B to the Proxy Statement/Prospectus contained in the Company's Registration Statement on Form S-4 (Reg. No. 333-19097) and incorporated herein by reference).

2.2 Amended and Restated Agreement and Plan of Distribution, dated as of September 3, 1996, between GranCare, Inc. and New GranCare, Inc. (filed as Annex C to the Proxy Statement/Prospectus contained in the Company's Registration Statement on Form S-4 (Reg. No. 333-19097) and incorporated herein by reference).

2.4 Form of Shareholders Agreement, dated as of February 13, 1997, between the Company and Manor Care, Inc. (filed as Exhibit 2.4 to the Company's Registration Statement on Form S-4 (Reg. No. 333-19097) and incorporated herein by reference).

4.1    Restated Certificate of Incorporation of the Company (filed as Exhibit
       3.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-43261) and incorporated herein by reference).

+4.2   Amended and Restated Bylaws of the Company.

4.3 Form of certificate for the Company's Common Stock, par value $0.01 per share (filed as Exhibit 4.1 of the Company's Registration Statement on Form S-1 (Reg. No. 33-43261) and incorporated herein by reference).

+5.1 Opinion of Robert W. Horner III regarding the legality of the securities being registered hereby.

10.1 GranCare, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to the Registration Statement on Form S-8 of GranCare, Inc. (Reg. No. 33-47843) filed on May 13, 1992).

10.2 GranCare, Inc. Outside Directors Stock Incentive Plan (incorporated by reference to the Annual Report on Form 10-K (File No. 1-1-19571) of GranCare, Inc. for the year ended December 31, 1995).

10.3 GranCare, Inc. Amended and Restated 1994 Stock Option/Stock Issuance Plan (incorporated by reference to the Annual Report on Form 10-K (File No. 1-1-19571) of GranCare, Inc. for the year ended December 31, 1995).

23.1   Consent of Robert W. Horner III (included in Exhibit 5.1).

+23.2  Consent of Ernst & Young LLP.

+23.3  Consent of Arthur Andersen LLP.

+24.1  Power of Attorney of Stewart Bainum, Jr.

+24.2  Power of Attorney of Gene E. Burleson.

+24.3  Power of Attorney of Joseph R. Buckley.

+24.4  Power of Attorney of Joel S. Kanter.

+24.5  Power of Attorney of James A. MacCutcheon.

+24.6  Power of Attorney of Robert L. Parker.

+24.7  Power of Attorney of James H. Rempe.

+24.8  Power of Attorney of Gary U. Rolle.

+24.9  Power of Attorney of Scott T. Macomber.

________________________
+  Filed herewith.


Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and an offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Atlanta, State of Georgia, on this 9th day of April, 1997.


                                    VITALINK PHARMACY SERVICES, INC.


                                    By:  /s/ Robert W. Horner III
                                       -------------------------------------
                                         Robert W. Horner III
                                         Secretary



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                         Title                          Date
     ---------                         -----                          ----
             *                Chairman of the Board              April 9, 1997
---------------------------
     Stewart Bainum, Jr.      of Directors

             *                Chief Executive Officer            April 9, 1997
---------------------------
     Gene E. Burleson         and Director (Principal
                              Executive Officer)

             *                Director                           April 9, 1997
---------------------------
     Joseph R. Buckley

             *                Director                           April 9, 1997
---------------------------
     Joel S. Kanter

             *                Director                           April 9, 1997
---------------------------
     James A. MacCutcheon

             *                Director                           April 9, 1997
---------------------------
     Robert L. Parker

             *                Director and                       April 9, 1997
---------------------------
     James H. Rempe           Secretary

             *                Director                           April 9, 1997
------------------------
     Gary U. Rolle

             *                Vice President, Finance and        April 9, 1997
------------------------
     Scott T. Macomber        Chief Financial Officer
                              (Principal Accounting and
                              Financial Officer)


By: /s/ Robert W. Horner III
   -------------------------------
     Robert W. Horner III
     Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit                                                                              Page
 No.       Description                                                               Number
-----      -----------                                                               ------
2.1        Agreement and Plan of Merger, dated as of September 3, 1996 (as amended), between the Company and GranCare, Inc. (filed as Annex B to the Proxy Statement/Prospectus contained in the Company's
           Registration Statement on Form S-4 (Reg. No. 333-19097) and
           incorporated herein by reference).

2.2 Amended and Restated Agreement and Plan of Distribution, dated as of September 3, 1996, between GranCare, Inc. and New GranCare, Inc.
           (filed as Annex C to the Proxy Statement/Prospectus contained in the Company's Registration Statement on Form S-4 (Reg. No. 333-19097) and incorporated herein by reference).

2.4 Form of Shareholders Agreement, dated as of February 13, 1997, between the Company and Manor Care, Inc. (filed as Exhibit 2.4 to the
           Company's Registration Statement on Form S-4 (Reg. No. 333-19097) and incorporated herein by reference).

4.1        Restated Certificate of Incorporation of the Company (filed as
           Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Reg.
           No. 33-43261) and incorporated herein by reference).

+4.2       Amended and Restated Bylaws of the Company.

4.3 Form of certificate for the Company's Common Stock, par value $0.01 per share (filed as Exhibit 4.1 of the Company's Registration
           Statement on Form S-1 (Reg. No. 33-43261) and incorporated herein by reference).

+5.1 Opinion of Robert W. Horner III regarding the legality of the securities being registered hereby.

10.1       GranCare, Inc. Amended and Restated Stock Incentive Plan
           (incorporated by reference to the Registration Statement on Form S-8 of GranCare, Inc. (Reg. No. 33-47843) filed on May 13, 1992).

10.2 GranCare, Inc. Outside Directors Stock Incentive Plan (incorporated by reference to the Annual Report on Form 10-K (File No. 1-1-19571) of GranCare, Inc. for the year ended December 31, 1995).

10.3       GranCare, Inc. Amended and Restated 1994 Stock Option/Stock Issuance
           Plan (incorporated by reference to the Annual Report on Form 10-K
           (File No. 1-1-19571) of GranCare, Inc. for the year ended December
           31, 1995).

23.1       Consent of Robert W. Horner III (included in Exhibit 5.1).

+23.2      Consent of Ernst & Young LLP.

+23.3      Consent of Arthur Andersen LLP.

+24.1      Power of Attorney of Stewart Bainum, Jr.

+24.2      Power of Attorney of Gene E. Burleson.

+24.3      Power of Attorney of Joseph R. Buckley.

+24.4      Power of Attorney of Joel S. Kanter.

+24.5      Power of Attorney of James A. MacCutcheon.

+24.6      Power of Attorney of Robert L. Parker.

+24.7      Power of Attorney of James H. Rempe.

+24.8      Power of Attorney of Gary U. Rolle.

+24.9      Power of Attorney of Scott T. Macomber.

________________________
+  Filed herewith.